This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated November 9, 1995 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager (as defined below) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                   Notice of Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock
                                    of
                              NetWorth, Inc.
                                    at
                           $ 42.00 Net per Share
                                    by
                            Compaq-Dallas, Inc.
                       a wholly owned subsidiary of
                        Compaq Computer Corporation

               Compaq-Dallas, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Compaq Computer Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $0.01 par value (the "Shares"), of NetWorth, Inc., a Delaware corporation (the "Company"), at $42.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 9, 1995 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated (the "Dealer Manager"), Citibank, N.A. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995, UNLESS THE OFFER IS EXTENDED.


         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, together with the Shares then owned by the Purchaser, represents at least a majority of the total number of outstanding shares on a fully diluted basis (the "Minimum Condition").
         The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 5, 1995 (the "Merger Agreement"), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction of, or to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation, whereupon the Company will become a wholly owned subsidiary of Parent. Thereupon, each outstanding share (other than Shares held by the Company as treasury stock or owned by Parent or any subsidiary of Parent (including Purchaser) and Shares held by stockholders exercising appraisal rights) will be converted into and represent the right to receive $42.00 in cash, without interest.

         The Board of Directors of the Company has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, has approved the Offer and the Merger and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

         The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, subject to certain limitations set forth in the Merger Agreement and described in the Offer to Purchase, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer; provided, however, that no change may be made which changes the consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to the Minimum Condition and those conditions set forth in the Offer to Purchase or amends such conditions in a manner adverse to the Company.

         The Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to applicable withdrawal rights.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 7, 1996 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares.
In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company is providing its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

         Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                  The Information Agent for the Offer is:

                         Georgeson & Company Inc.
                             Wall Street Plaza
                            New York, NY  10005
                              (800) 223-2064

                   The Dealer Manager for the Offer is:

                     Morgan Stanley & Co. Incorporated
                               1585 Broadway
                         New York, New York 10036
                              (212) 761-6409
                  Call Toll Free (800) 223-2440 ext. 6409

November 9, 1995